Exhibit 99

JPMorgan Chase & Co. 383 Madison Avenue, New York, NY 10179-0001 NYSE symbol: JPM www.jpmorganchase.com

News release: IMMEDIATE RELEASE

JPMorgan Chase to Redeem

All $1.425 Billion of its 6.10% Non-Cumulative Preferred Stock, Series AA and

All $1.15 Billion of its 6.15% Non-Cumulative Preferred Stock, Series BB

Represented By Depositary Shares

New York, April 30, 2021 – JPMorgan Chase & Co. (NYSE: JPM) (“JPMorgan Chase” or the “Firm”) has announced that it will redeem on June 1, 2021 all of the 142,500 outstanding shares of its 6.10% Non-Cumulative Preferred Stock, Series AA (“Series AA Preferred Stock”) and all of the 115,000 outstanding shares of its 6.15% Non-Cumulative Preferred Stock, Series BB (“Series BB Preferred Stock”). The shares of Series AA Preferred Stock are represented by 57,000,000 depositary shares which are currently traded on the New York Stock Exchange under the symbol JPM PR G (CUSIP 48127X542), and the shares of Series BB Preferred Stock are represented by 46,000,000 depositary shares which are currently traded on the New York Stock Exchange under the symbol JPM PR H (CUSIP 48127V827). Each depositary share represents a 1/400th interest in a share of Series AA Preferred Stock or Series BB Preferred Stock. The redemption price per share for the Series AA Preferred Stock and Series BB Preferred Stock will be $10,000 (equivalent to $25.00 per depositary share).

Payment of the redemption price will be made on June 1, 2021, upon presentation and surrender of the depositary receipts evidencing the depositary shares to be redeemed to Computershare Inc., as Depositary, at 150 Royall Street, Canton, Massachusetts 02021. Depositary shares held in book-entry form shall be surrendered in accordance with applicable procedures of The Depository Trust Company.

June 1, 2021 is also the final dividend payment date for the Series AA Preferred Stock and Series BB Preferred Stock and the depositary shares representing the Series AA Preferred Stock and Series BB Preferred Stock. The record date for those dividends is May 3, 2021.

JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $3.7 trillion and operations worldwide. The Firm is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing, and asset

Investor Contact:	Reggie Chambers	Media Contact: Joseph Evangelisti
	212-270-2479	212-270-7438

management. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. serves millions of customers in the United States and many of the world’s most prominent corporate, institutional and government clients under its J.P. Morgan and Chase brands. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.

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Investor Contact:	Reggie Chambers	Media Contact: Joseph Evangelisti
	212-270-2479	212-270-7438